UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

BRIGHTLANE CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54027	20-8560967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3270 Sul Ross

Houston, Texas 77098

(Address of Principal Executive Offices)

(713) 299-0100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 21, 2015, we completed the agreement to acquire all of the outstanding shares of Brightlane Homes, Inc. including its real estate asset known as the Brightlane RECA portfolio consisting of approximately 350 owner financed contracts.  On December 21, 2015 we issued 12,000,000 shares of our common stock as consideration for the acquisition of Brightlane Home Inc. via a share exchange agreement.  As a result, our current issued and outstanding common stock is now 18,923,005 shares.

The Brightlane RECA portfolio consists of approximately 350 income-producing owner-financed and purchase money notes related to 350 single-family homes.  The underlying homes are geographically dispersed across the Great Lakes, Upper Midwest, Ohio Valley, Midwest and Southeast regions of the U.S. and are held in a statutory trust known as Brightlane RECA Trust. The largest concentrations are in the Southeast, particularly in South Carolina and North Carolina.  In addition to these income-producing owner-financed and purchase money notes, there are additional REO properties in the portfolio.

A wholly owned subsidiary of Brightlane Homes, Inc., Brightlane # 1 LLC, owns a 99.99% limited partner interest in the Brightlane RECA Trust.  The General Partner, National Asset Advisors LLC (NAA), owns 0.01% of the Brightlane RECA Trust.  Brightlane will receive the net income associated with the approximately 350 properties, upon the extinguishment of an initial $6,055,788 debt.

Item 9.01 Financial Statements.

We undertake to amend this current report on Form 8-k with all required financial statements and pro-formas within 71 days of the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHTLANE CORP.
Date: December 23, 2015	By:	/s/ Steve Helm
Steve Helm
President and Chief Executive Officer
(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)